Exhibit 8.1

October 7, 2013

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, MD 21030

RE: Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”) in connection with the sale of an aggregate of 2,875,000 shares (the “Shares”) of common stock, $0.10 par value per share (the “Common Stock”), of the Company, to Jefferies LLC (the “Underwriter”) pursuant to the Underwriting Agreement (defined below). The Shares are being offered in a public offering pursuant to the Company’s Registration Statement, as amended (the “Registration Statement”), on Form S-3 (File No. 333-179795), the form of prospectus included therein (the “Base Prospectus”), and the prospectus supplement as filed with the SEC on October 3, 2013 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). Reference is made to the Underwriting Agreement dated as of October 2, 2013, between the Company and the Underwriter pertaining to the sale of the Shares (the “Underwriting Agreement”).

In rendering our opinion, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of (i) the Articles of Incorporation, the Articles of Amendment, Articles of Amendment and Restatement, and Articles Supplementary thereto, of the Company and its Subsidiaries, (ii) the Registration Statement, (iii) the Prospectus, and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate. We also have relied upon factual statements and representations made to us by representatives of the Company and others that are set forth in a certificate executed and provided to us by the Company (the “Officer’s Certificate”). With respect to the ownership of stock of the Company for certain periods prior to March 8, 2004, we also have relied on a letter from Explorer Holdings, L.P., regarding the ownership of stock of the Company by Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates and records set forth above, and that the statements and representations made therein are and will remain true and complete. We also have assumed that the Registration Statement and such

Omega Healthcare Investors, Inc.

October 7, 2013

other documents, certificates and records and that the statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the completion of the transactions contemplated therein. For purposes of this Opinion, we have not, however, assumed the correctness of any statement to the effect that the Company qualifies as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party (other than the Company) has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties and the validity and binding effect thereof on such parties. All of the documents we have reviewed will be complied with without waiver. Finally, in connection with the opinions rendered below, we have assumed that during its taxable year ended December 31, 1992 and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer’s Certificate true for each of such years, as of the date hereof, and any representation made as a belief, made “to the knowledge of,” or made in a similarly qualified manner is true, correct, and complete, as of the date hereof, without such qualification.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based on the foregoing, in reliance thereon and subject thereto and to the limitations stated below, it is our opinion that:

Omega Healthcare Investors, Inc.

October 7, 2013

(a)  From and including the Company’s taxable year ended December 31, 1992, the Company was and is organized in conformity with the requirements for, its actual methods of operation through the date hereof have permitted, and its proposed methods of operations as described in the Officer’s Certificate will permit the Company to meet the requirements for, qualification and taxation as a REIT, and the Company has qualified and will so qualify, and the Company will continue to meet such requirements and qualify as a REIT after consummation of the contemplated transactions and the application of the proceeds, if any, from the offering of the Notes by the Company as described in the Registration Statement.

(b)  The discussion in the Base Prospectus and the Prospectus Supplement under the heading “U.S. Federal Income Tax Considerations,” in so far as such statements constitute a summary of U.S. federal tax matters, taken together, fairly and accurately summarizes such matters in all material respects.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Registration Statement or any transaction related thereto or contemplated thereby. We consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to Bryan Cave LLP under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement, or revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP